Exhibit J

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 61 to Registration Statement No. 33-42484 of The Advisors' Inner Circle Fund on Form N-1A of our report dated June 3, 2002 for the United Association S&P 500 Index Fund of Financial Investors Trust appearing in the Annual Report to Shareholders of the United Association S&P 500 Index Fund of Financial Investors Trust for the year ended April 30, 2002.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Public Accountants" and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.


/s/ Deloitte & Touche LLP

Denver, Colorado
January 13, 2003